Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Volato Group, Inc. on Form S-4 of our report dated March 31, 2025, except for note 21, as to which the date is June 26, 2025, with respect to our audits of the financial statements of Volato, Group, Inc. as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

We were dismissed as auditors on April 2, 2025, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for periods after the date of our dismissal.

Rose, Snyder & Jacobs LLP

Encino, California

December 15, 2025